                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No.1)*

                      Manufactured Home Communities, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                          Common Stock, par value $.01
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                  564682 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------

            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [X]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  564682 10 2                                    PAGE  2  OF  27 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)
         Samuel Zell
         ###-##-####
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]

--------------------------------------------------------------------------------
  3     SEC Use Only

--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization
        USA
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power
      Shares                       169,383
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                   1,268,847
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each                        169,383
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    1,268,847
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
        1,438,230
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)
        5.3% (5.0% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)
        IN
--------------------------------------------------------------------------------

CUSIP NO.  564682 10 2                                    PAGE  3  OF  27 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)
         Samuel Zell Revocable Trust u/t/a 1/17/90
         ###-##-####
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]

--------------------------------------------------------------------------------
  3     SEC Use Only

--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization
        Illinois
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power
      Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                   1,268,847
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    1,268,847
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
        1,268,847
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)
        4.7% (4.4% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)
        OO
--------------------------------------------------------------------------------

CUSIP NO.  564682 10 2                                    PAGE  4  OF  27 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)
         Samstock/SZRT, L.L.C.
         ###-##-####
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]

--------------------------------------------------------------------------------
  3     SEC Use Only

--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization
        Delaware
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power
      Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                   307,774
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    307,774
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
        307,774
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)
        1.2% (1.1% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)
        OO
--------------------------------------------------------------------------------

CUSIP NO.  564682 10 2                                    PAGE  5  OF  27 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)
         Samstock/ZGPI, L.L.C.
         36-3716786
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]

--------------------------------------------------------------------------------
  3     SEC Use Only

--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization
        Delaware
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power
      Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                   6,003
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    6,003
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
        6,003
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)
        .02% (.02% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)
        OO
--------------------------------------------------------------------------------

CUSIP NO.  564682 10 2                                    PAGE  6  OF  27 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)
         Samstock L.L.C.
         36-4156890
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]

--------------------------------------------------------------------------------
  3     SEC Use Only

--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization
        Delaware
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power
      Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                   947,665
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    947,665
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
        947,665
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)
        3.5% (3.3% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)
        OO
--------------------------------------------------------------------------------

CUSIP NO.  564682 10 2                                    PAGE  7  OF  27 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)
         Samstock/ZFT, L.L.C.
         36-30229676
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]

--------------------------------------------------------------------------------
  3     SEC Use Only

--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization
        Delaware
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power
      Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                   187,278
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    187,278
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
        187,278
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)
         .7% (.6% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)
        PN
--------------------------------------------------------------------------------

CUSIP NO.  564682 10 2                                    PAGE  8  OF  27 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)
         EGI Holdings, Inc.
         36-4175553
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]

--------------------------------------------------------------------------------
  3     SEC Use Only

--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization
        Illinois
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power
      Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                   579,873
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    579,873
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
        579,873
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)
        2.1% (2.0% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)
        CO
--------------------------------------------------------------------------------

CUSIP NO.  564682 10 2                                    PAGE  9  OF  27 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)
         EGIL Investments, Inc.
         36-4175555
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]

--------------------------------------------------------------------------------
  3     SEC Use Only

--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization
        Illinois
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power
      Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                   579,873
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    579,873
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
        579,873
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)
        2.1% (2.0% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)
        CO
--------------------------------------------------------------------------------

CUSIP NO.  564682 10 2                                    PAGE 10  OF  27 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)
         Ann Lurie
         ###-##-####
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]

--------------------------------------------------------------------------------
  3     SEC Use Only

--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization
        USA
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power
      Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                   1,398,876
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    1,398,876
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
        1,398,876
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)
        5.0% (4.8% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)
        IN
--------------------------------------------------------------------------------

CUSIP NO.  564682 10 2                                    PAGE 11  OF  27 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)
         Anda Partnership
         88-0132846
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]

--------------------------------------------------------------------------------
  3     SEC Use Only

--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization
        Nevada
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power
      Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                   233,694
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    233,694
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
        233,694
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)
         .9% ( .8% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)
        PN
--------------------------------------------------------------------------------

CUSIP NO.  564682 10 2                                    PAGE 12  OF  27 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)
         LFT Partnership
         36-6527526
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]

--------------------------------------------------------------------------------
  3     SEC Use Only

--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization
        Illinois
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power
      Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                   5,436
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    5,436
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
        5,436
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)
        .02% (.02% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)
        PN
--------------------------------------------------------------------------------

CUSIP NO.  564682 10 2                                    PAGE 13  OF  27 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)
         Sheli Z. Rosenberg
         ###-##-####
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]

--------------------------------------------------------------------------------
  3     SEC Use Only

--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization
        USA
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power
      Shares                       114,184
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                   2,294,689
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each                        114,184
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    2,294,689
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
        2,398,873
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)
        8.4% (8.3% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)
        IN
--------------------------------------------------------------------------------

CUSIP NO.  564682 10 2                                    PAGE 14  OF  27 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)
         Sheli Z. Rosenberg
         ###-##-####
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]

--------------------------------------------------------------------------------
  3     SEC Use Only

--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization
        USA
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power
      Shares
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                   1,393,440
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    1,393,440
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
        1,393,440
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)
        5.0% (4.8% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)
        IN
--------------------------------------------------------------------------------

CUSIP NO.  564682 10 2                                    PAGE 15  OF  27 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)
         Arthur A. Greenberg
         ###-##-####
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [X]
        (See Instructions)                                   (b) [ ]

--------------------------------------------------------------------------------
  3     SEC Use Only

--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization
        USA
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power
      Shares                       62,147
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                   2,107,411
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each                        62,147
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    2,107,411
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
        2,169,558
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)
        7.7% (7.5% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)
        PN
--------------------------------------------------------------------------------

                     MANUFACTURED HOME COMMUNITIES, INC.
                        COMMON STOCK, PAR VALUE $.01
                          CUSIP NUMBER 564682 10 2


ITEM 1(a).      NAME OF ISSUER:

                The Issuer is Manufactured Home Communities, Inc., a Maryland corporation.


ITEM 1(b).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                The Issuer's principal executive office is:
                Two North Riverside Plaza
                Suite 800
                Chicago, Illinois  60606


ITEM 2(a).      NAME OF PERSON FILING:

                The following persons and entities are filing this Schedule 13G:

                Samuel Zell
                Samuel Zell Revocable Trust u/t/a 1/17/90
                Samstock/SZRT, L.L.C., a Delaware limited liability company Samstock/ZGPI, L.L.C., a Delaware limited liability company Samstock, L.L.C., a Delaware limited liability company Samstock/ZFT, L.L.C., a Delaware limited liability company EGI Holdings, Inc., an Illinois corporation
                EGIL Investments, Inc., an Illinois corporation
                Ann Lurie
                Anda Partnership, a Nevada general partnership
                LFT Partnership, an Illinois general partnership
                Sheli Z. Rosenberg
                Mark Slezak
                Arthur A. Greenberg

                The above persons and entities are each a "Reporting Person" and collectively are the "Reporting Persons."


ITEM 2(b).      ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                The address for each Reporting Person is:
                Two North Riverside Plaza
                Chicago, Illinois  60606

ITEM 2(c).     CITIZENSHIP:

               The Reporting Persons' state of organization or citizenship is as follows:

               Samuel Zell                                       USA
               Samuel Zell Revocable Trust u/t/a  1/17/90        Illinois
               Samstock/SZRT, L.L.C.                             Delaware
               Samstock/ZGPI, L.L.C.                             Delaware
               Samstock, L.L.C.                                  Delaware
               Samstock/ZFT, L.L.C.                              Delaware
               EGI Holdings, Inc.                                Illinois
               EGIL Investments, Inc.                            Illinois
               Ann Lurie                                         USA
               Anda Partnership                                  Nevada
               LFT Partnership                                   Illinois
               Sheli Z. Rosenberg                                USA
               Mark Slezak                                       USA
               Arthur A. Greenberg                               USA


ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               Securities reported herein are common stock, par value $.01 ("Common Stock")


ITEM 2(e).     CUSIP NUMBER:

               CUSIP Number is 564682 10 2


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A

               Not applicable.


ITEM 4.        OWNERSHIP:

               This Issuer is the sole general partner of MHC Operating Limited Partnership, an Illinois limited partnership (the "Operating Partnership"). Certain of the Reporting Persons: Samstock/SZRT, L.L.C.; Samstock, L.L.C.; Samstock/ZFT, L.L.C.; EGI Holdings, Inc.; EGIL Investments, Inc.; Anda Partnership; LFT Partnership; Sheli Z. Rosenberg; and Arthur A. Greenberg are limited partners of the Operating Partnership. Each limited partner of the Operating

               Partnership unit ("OP Units") is exchangeable, at the holder's option, on a one-for-one basis into a share of Common Stock. Amounts reported herein for each Reporting Person assume (i) the exchange of such Reporting Person's OP Units for shares of Common Stock and the exercise of options to purchase Common Stock, if applicable; and (ii) the exchange of all Reporting Persons' OP Units for shares of Common Stock and the exercise of all Reporting Persons' options to purchase Common Stock beneficially owned by the Reporting Persons.

               Collectively, the Reporting Persons own 3,200,715 shares of Common Stock, or 11.1%, of the issued and outstanding shares of Common Stock (assuming the conversion of all OP Units and the exercise of all options to purchase shares of Common Stock beneficially owned by the Reporting Persons).

               Samuel Zell has the sole power to vote and to direct the vote and the sole power to dispose and to direct the disposition of 169,383 shares of Common Stock (assuming the exercise of options to purchase 166,666 shares of Common Stock).

               Sheli Z. Rosenberg has the sole power to vote or to direct the vote and the sole power to dispose and to direct the disposition of 114,184 shares of Common Stock (assuming the exchange of 11,530 OP Units and the exercise of options to purchase 83,999 shares of Common Stock).

               Arthur A. Greenberg has the sole power to vote or to direct the vote and the sole power to dispose or to direct the disposition of 62,147 shares of Common Stock (assuming the exchange of 8,314 OP Units and the exercise of options to purchase 53,833 shares of Common Stock).

     Messrs. Zell, Greenberg and Slezak; Mses. Lurie and Rosenberg and the Samuel Zell Revocable Trust u/t/a 1/17/90 share the power to vote or to direct the vote and share the power to dispose or to direct the disposition of the shares of Common Stock with each of the Reporting Persons as shown in the following table:

                                                                         SHARED POWER WITH SUCH REPORTING PERSON
                                              ------------------------------------------------------------------------------------
                                 Total
                              Beneficially
                                 Owned                                  Sheli Z.                     Arthur A.      Samuel Zell
Reporting Person ("RP")        by such RP     Samuel Zell  Ann Lurie    Rosenberg  Mark Slezak      Greenberg     Revocable Trust
-----------------------       -----------     -----------  ---------    ---------  -----------      ---------     ---------------
Samuel Zell Revocable Trust       7,405          7,405           0             0             0              0            7,405
Samstock/SZRT, L.L.C            307,774(1)     307,774           0             0             0              0          307,774
Samstock/ZGPI, L.L.C              6,003          6,003           0             0             0              0            6,003
Samstock, L.L.C                 947,665(2)     947,665           0       947,665             0        947,665          947,665
Samstock/ZFT, L.L.C             187,278(3)           0           0       187,278             0              0                0
EGI Holdings, Inc.              579,873(3)           0     579,873       579,873       579,873        579,873                0
EGIL Investments, Inc.          579,873(3)           0     579,873       579,873       579,873        579,873                0
Anda Partnership                233,694(3)           0     233,694             0       233,694              0                0
LFT Partnership                   5,436(3)           0       5,436             0             0              0                0
                              ---------      ---------   ---------     ---------     ---------      ---------        ---------
TOTAL - SHARED VOTES:         2,855,001      1,268,847   1,398,876     2,294,689     1,393,440      2,107,411        1,268,847
                              ---------      ---------   ---------     ---------     ---------      ---------        ---------


                                                          SOLE POWER WITH RESPECT TO COMMON STOCK
                                   -------------------------------------------------------------------------------------
                                                              Sheli Z.                     Arthur A.       Samuel Zell
                                   Samuel Zell   Ann Lurie   Rosenberg    Mark Slezak      Greenberg     Revocable Trust
                                   -----------   ---------   ---------    -----------      ---------     ---------------
Samuel Zell             169,383      169,383            0            0              0              0                 0
Ann Lurie                     0            0            0            0              0              0                 0
Sheli Rosenberg         114,184            0            0      114,184              0              0                 0
Mark Slezak                   0            0            0            0              0              0                 0
Arthur A. Greenberg      62,147            0            0            0              0         62,147                 0
                      ---------    ---------    ---------    ---------      ---------      ---------         ---------
TOTAL - SOLE VOTES:     345,714      169,383            0      114,184              0         62,147                 0
                      ---------    ---------    ---------    ---------      ---------      ---------         ---------
TOTAL - SHARED AND    3,200,715    1,438,230    1,398,876    2,398,873      1,393,440      2,169,558         1,268,847
                      =========    =========    =========    =========      =========      =========         =========
  SOLE VOTES:

                        11.1%         5.0%         4.8%         8.3%           4.8%            7.5%             4.4%


(1) Includes 13,641 OP Units.

(2) Includes 601,665 OP Units.

(3) Represents OP Units.

ITEM 5.             OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                    Not applicable


ITEM 6.             OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                    PERSON:

                    Not applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                    Not applicable.


ITEM 8.             IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                    Not applicable.


ITEM 9.             NOTICE OF DISSOLUTION OF GROUP:

                    Not applicable.


ITEM 10.            CERTIFICATE

                    Not applicable.

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 16, 1999

                             SAMUEL ZELL REVOCABLE TRUST, u/t/a 1/17/90


                             By:  /s/ Samuel Zell
                                ------------------------------------------------
                                Trustee



                             SAMSTOCK, L.L.C., A DELAWARE LIMITED LIABILITY COMPANY


                             By:  /s/ Sheli Z. Rosenberg
                                ------------------------------------------------
                                  Its: Vice President



                             SAMSTOCK/SZRT, L.L.C., A DELAWARE LIMITED LIABILITY


                             By:  /s/  Sheli Z. Rosenberg
                                ------------------------------------------------
                                   Its: Vice President



                             SAMSTOCK/ZGPI, L.L.C., A DELAWARE LIMITED LIABILITY


                             By:  /s/ Sheli Z. Rosenberg
                                ------------------------------------------------
                                  Its: Vice President

                              SAMSTOCK/ZFT, L.L.C., A DELAWARE LIMITED LIABILITY


                              By:  /s/ Sheli Z. Rosenberg
                                ------------------------------------------------
                                   Its: Vice President



                              EGI HOLDINGS, INC., AN ILLINOIS CORPORATION


                              By:  /s/ Sheli Z. Rosenberg
                                ------------------------------------------------
                                   Its: Vice President



                              EGIL INVESTMENTS, INC., AN ILLINOIS CORPORATION


                              By:  /s/ Mark Slezak
                                ------------------------------------------------
                                   Its: Vice President



                              ANDA PARTNERSHIP, A NEVADA GENERAL PARTNERSHIP

                              By:  Ann Only Trust, a general partner


                              By:  /s/ Ann Lurie
                                ------------------------------------------------
                                   Its: Co-Trustee


                              LFT PARTNERSHIP, AN ILLINOIS GENERAL PARTNERSHIP

                              By:  Jesse Trust, a general partner


                              By:  /s/ Ann Lurie
                                ------------------------------------------------
                                   Its: Trustee



                              /s/ Samuel Zell
                              --------------------------------------------------
                              Samuel Zell

                              /s/ Ann Lurie
                              --------------------------------------------------
                              Ann Lurie



                              /s/ Sheli Z. Rosenberg
                              --------------------------------------------------
                              Sheli Z. Rosenberg



                              /s/ Arthur A. Greenberg
                              --------------------------------------------------
                              Arthur A. Greenberg



                              /s/ Mark Slezak
                              --------------------------------------------------
                              Mark Slezak

                             JOINT FILING AGREEMENT


     AGREEMENT dated as February 16, 1999 among Samuel Zell Revocable Trust u/t/a 1/17/90; Samstock, L.L.C., a Delaware limited liability company; Samstock/SZRT, L.L.C., a Delaware limited liability company; Samstock/ZGPI, L.L.C., a Delaware limited liability company; Samstock/ZFT, L.L.C., a Delaware limited liability company; EGI Holdings, Inc., an Illinois corporation; EGIL Investments, Inc., an Illinois corporation; Anda Partnership, a Nevada general partnership; LFT Partnership, an Illinois general partnership; Samuel Zell; Ann Lurie; Sheli Z. Rosenberg; Arthur A. Greenberg; and Mark Slezak (collectively the "Reporting Persons").


          WHEREAS, the Reporting Persons beneficially own or have the right to acquire shares of common stock $0.1 par value, of Manufactured Home Communities, Inc., a Maryland corporation;

          WHEREAS, the parties hereto may be deemed to constitute a "group" for purposes of Section 13(d) (3) of the Securities Exchange Act of 1934, as amended (the "Act"); and

          WHEREAS, each of the parties hereto desire by this Agreement to provide for the joint filing of a Schedule 13G, and all amendments thereto, with the Securities and Exchange Commission.

          NOW, THEREFORE, the parties hereto agree as follows:


     1. The parties hereto will join in the preparation and filing of a single statement containing the information required by Schedule 13G, and all amendments thereto, and the Schedule 13G and all such amendments will be filed on behalf of each party hereto;

     2.   Each party hereto will be responsible for the timely filing of the
          Schedule 13G, and all amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein. No party hereto will be responsible for the completeness or accuracy of the information concerning any other party contained in the
          Schedule 13G or any amendment thereto, except to the extent such party knows or has reason to believe that such information is inaccurate.

     3. Susan Obuchowski will be designated as the person authorized to receive notices and communications with respect to the Schedule 13G and all amendments thereto.

     4. This Agreement may be executed in counterparts, all of which when taken together will constitute one and the same instrument.


     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                             SAMUEL ZELL REVOCABLE TRUST u/t/a 1/17/90


                             By:  /s/ Samuel Zell
                                -----------------------------------------------
                                  Its: Trustee



                             SAMSTOCK, L.L.C., A DELAWARE LIMITED LIABILITY COMPANY


                             By:  /s/ Sheli Z. Rosenberg
                                -----------------------------------------------
                                  Its: Vice President



                             SAMSTOCK/SZRT, L.L.C., A DELAWARE LIMITED LIABILITY


                             By:  /s/  Sheli Z. Rosenberg
                                -----------------------------------------------
                                  Its: Vice President



                             SAMSTOCK/ZGPI, L.L.C., A DELAWARE LIMITED LIABILITY


                             By:  /s/ Sheli Z. Rosenberg
                                -----------------------------------------------
                                  Its: Vice President

                              SAMSTOCK/ZFT, L.L.C., A DELAWARE LIMITED LIABILITY


                              By:  /s/ Sheli Z. Rosenberg
                                 -----------------------------------------------
                                   Its: Vice President



                              EGI HOLDINGS, INC., AN ILLINOIS CORPORATION


                              By:  /s/ Sheli Z. Rosenberg
                                 -----------------------------------------------
                                   Its: Vice President



                              EGIL INVESTMENTS, INC., AN ILLINOIS CORPORATION


                              By:  /s/ Mark Slezak
                                 -----------------------------------------------
                                   Its: Vice President



                              ANDA PARTNERSHIP, A NEVADA GENERAL PARTNERSHIP

                              By:  Ann Only Trust, a general partner


                              By:  /s/ Ann Lurie
                                 -----------------------------------------------
                                   Its: Co-Trustee

                              LFT PARTNERSHIP, AN ILLINOIS GENERAL PARTNERSHIP

                              By:  Jesse Trust, a general partner


                              By:  /s/ Ann Lurie
                                 -----------------------------------------------
                                   Its: Trustee



                              /s/ Samuel Zell
                              --------------------------------------------------
                              Samuel Zell



                              /s/ Ann Lurie
                              --------------------------------------------------

                              Ann Lurie



                              /s/ Sheli Z. Rosenberg
                              --------------------------------------------------
                              Sheli Z. Rosenberg



                              /s/ Arthur A. Greenberg
                              --------------------------------------------------
                              Arthur A. Greenberg



                              /s/ Mark Slezak
                              --------------------------------------------------
                              Mark Slezak